UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2007

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 10, 2007, the Board of Directors of Depomed, Inc. (the “Company”) appointed James A. Schoeneck as a director of the Company.  Mr. Schoeneck was also appointed as a member of the Audit Committee of the Board of Directors.

Since September 2005, Mr. Schoeneck, 50, has served as chief executive officer of BrainCells, Inc., a privately-held biopharmaceutical company. Before joining BrainCells, Inc., Mr. Schoeneck served as chief executive officer of ActivX BioSciences, a proteomics-based biotechnology company, from November 2003 until its acquisition in December 2004.  Prior to ActivX, Mr. Schoeneck served as president and chief operating officer of Prometheus Laboratories Inc., a specialty pharmaceutical company, for three years.  Before Prometheus, Mr. Schoeneck served as vice president and general manager, Immunology Business Unit and vice president of Marketing and Commercial Development of Centocor, Inc. for three years.  Prior to Centocor, Mr. Schoeneck spent 13 years at Rhone-Poulenc Rorer, Inc., serving in various marketing positions.  Mr. Schoeneck holds a B.S. degree in Education from Jacksonville State University.

In connection with his appointment to the Board of Directors, Mr. Schoeneck received an automatic grant of an option to purchase 25,000 shares of the Company’s common stock under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”).  The exercise price of the option is $3.38 per share, and the option vests and becomes exercisable in 48 equal monthly installments.  Mr. Schoeneck will also receive the cash compensation payable to non-employee directors pursuant to the Company’s non-employee director compensation policy, and annual option grants to purchase 15,000 shares of common stock pursuant to the automatic option grant provisions of the 2004 Plan.  The Company has entered into its standard form of indemnification agreement with Mr. Schoeneck.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: December 12, 2007	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Vice President and
General Counsel